Exhibit 3.1

ARTICLES OF INCORPORATION
OF ROCK OF AGES CORPORATION

(As Amended on December 7, 2009)

THE UNDERSIGNED, ACTING AS INCORPORATOR OF A CORPORATION UNDER THE VERMONT BUSINESS CORPORATION ACT, ADOPTS THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:

FIRST:  The name of the Corporation is "Rock of Ages Corporation" (hereinafter the "Corporation").

SECOND:  The street address of the initial registered office of the Corporation in the State of Vermont is 560 Graniteville Road, Graniteville, Vermont  05654.  The name and street address of the initial registered agent of the Corporation is Laura A. Plude, 560 Graniteville Road, Graniteville, Vermont  05654.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general business corporation laws of the State of Vermont.  The Corporation will have perpetual existence.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 47,500,000 share of capital stock, consisting of (i) 2,500,000 shares of preferred stock ("Preferred Stock"), (ii) 30,000,000 shares of Class A common stock ("Class A Common Stock"), and (iii) 15,000,000 shares of Class B common stock ("Class B Common Stock" and, together with Class A Common Stock, "Common Stock").

A.     COMMON STOCK

(1)     Relative Rights of Preferred Stock and Common Stock.  All preferences, limitations and relative rights of the Common Stock are expressly made subject to those that may be fixed with respect to any shares of Preferred Stock.

(2)     Voting Rights.

(a)     Except as otherwise required by law or these Articles of Incorporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as a single class, provided, however, that with respect to each matter properly brought before the shareholders for their consideration and vote, each share of Class A Common Stock shall entitle the registered holder thereof to one vote and, subject to subparagraph (b) immediately below, each share of Class B Common Stock shall entitle the registered holder thereof to ten votes. There shall be no cumulative voting by the holders of the Common Stock.

(b)     Notwithstanding the immediately preceding subparagraph (a), in the case of each share of Class B Common Stock held of record by a bank, voting trustee, broker, dealer, clearing agency or any other person as nominee of the beneficial owner of such share, if (i) the Corporation or the transfer agent for the Class B Common Stock (which may be either the Corporation or any third party retained by it for such purpose) delivers to such record holder a written request (a "Certification Request") that such record holder certify, on a form provided to such record holder with such Certification Request (a "Class B Common Stock Ownership Certificate"), that such share of Class B Common Stock held of record by such record holder has been and continues to be beneficially owned continuously from the date of issuance by the original beneficial owner (whose name and address must be certified to the Corporation by such record holder as part of the Class B Common Stock Ownership Certificate), or by a Permitted Transferee (as defined in paragraph A(4) of Article Fourth hereof) of such original beneficial owner, and (ii) such record holder has not within twenty (20) days after delivery to such record holder of a Certification Request, duly executed and filed with the transfer agent for the Class B Common Stock a Class B Common Stock Ownership Certificate, each such share of Class B Common Stock held by such record holder shall entitle such record holder to only one vote unless and until such record holder establishes to the satisfaction of the Corporation that such share of Class B Common Stock has been, and continues to be, beneficially owned continuously from the date of issuance by the original beneficial owner or a Permitted Transferee of such original beneficial owner.

(3)     Conversion.

(a)     Each share of Class B Common Stock shall be convertible at any time, at the option of the registered holder thereof, into one fully paid and non-assessable share of Class A Common Stock of the Corporation.

(b)     No fractional shares of Class A Common Stock shall be issued upon such conversion, but in lieu thereof the Corporation shall pay to the holder an amount in cash equal to the fair market value (as determined by the Corporation's Board of Directors) of such fractional share.

(c)     To convert shares of Class B Common Stock under this paragraph A(3), the registered holder thereof shall surrender the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank (which endorsement shall correspond exactly with the name or names of the registered holder or holders set forth on the face of the certificates and on the stock transfer records of the Corporation), at the office of the transfer agent for the shares of Class B Common Stock (which may be either the Corporation or any third party retained by it for such purpose), and shall give written notice to the transfer agent and the Corporation that such holder elects to convert all or part of the shares represented thereby, stating therein the name or names (with the address or addresses) in which the certificate or certificates for shares of Class A Common Stock are to be issued.

(d)     If the registered holder fully complies with the immediately preceding subparagraph (c), the Corporation shall, as soon as practicable thereafter, deliver (if the Corporation is then the transfer agent for the shares of Class B Common Stock), or instruct the transfer agent to deliver, to such holder, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled, rounded to the nearest whole number of shares, and a check for any amount payable hereunder in lieu of any fractional share, along with a certificate representing any shares of Class B Common Stock that the holder has not elected to convert hereunder but which constituted part of the shares of Class B Common Stock represented by the certificate or certificates surrendered.

(e)     Shares of Class B Common Stock shall be deemed to have been converted as of the close of business on the date of the due surrender of the certificates representing the shares to be converted as provided above, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock at such time.

(f)     If the Corporation shall in any manner split or subdivide the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of Common Stock shall be split or subdivided in the same manner, proportionately and on the same basis per share.

(g)     When shares of Class B Common Stock have been converted pursuant to this paragraph A(3), they shall be irrevocably canceled and not reissued.

(4)     Transfers of Class B Common Stock.  No holder of shares of Class B Common Stock shall transfer, and the Corporation shall not register (and shall not permit the transfer agent for the Class B Common Stock to register) the transfer of, any shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, pledge, hypothecation, encumbrance, or any other disposition, except to a "Permitted Transferee" of such person (as defined below).  If a holder of shares of Class B Common Stock transfers any such shares to any person or entity other than a Permitted Transferee, such transfer, without any further action of any party or the Corporation, shall automatically and irrevocably convert such shards into an equal number of shares of Class A Common Stock from the date of such transfer. "Permitted Transferee" shall mean only:

(a)     the spouse and any lineal descendant (including adopted children) of any person duly holding shares of Class B Common Stock (a "Qualified Holder"), and any spouse of any such lineal descendant (all such spouses and lineal descendants being hereinafter referred to as "Family Members");

(b)     the trustee of a trust for the sole benefit of a Qualified Holder or Family Member;

(c)     a partnership comprised exclusively of Qualified Holders or Family Members or a corporation or limited liability company wholly owned by Qualified Holders or Family Members, provided, however, that as of the date that such partnership, corporation or limited liability company is no longer comprised exclusively of or owned exclusively by Qualified Holders or Family Members, such partnership, corporation or limited liability company will no longer be a Permitted Transferee and any Class B Common Stock held by it shall automatically and irrevocably converted into Class A Common Stock without any further action of any party or the Corporation;

(d)     or the executor, administrator or personal representative of the estate of a Qualified Holder or of any Family Member, or the guardian or conservator of a Qualified Holder or any Family Member who has been adjudged disabled by a court of competent jurisdiction.

(5)     Dividends.  Subject to the preferential rights of holders of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the board of directors of the Corporation (the "Board of Directors"), out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.  No dividend shall be declared or paid in respect of any Common Stock unless the holders of both the Class A Common Stock and the Class B Common Stock receive the same per share dividend, payable in the same amount and type of consideration, as if such classes constituted a single class, except that if any dividend is declared that is payable in shares of, or in subscription or other rights to acquire shares of, Class A Common Stock or Class B Common Stock, such dividend shall be declared and paid at the same rate per share with respect to the Class A Common Stock and the Class B Common Stock, and the dividend payable on shares of Class A Common Stock shall be payable only in shares of, or in subscription or other rights to acquire shares of, Class A Common Stock and the dividend payable on shares of Class B Common Stock shall be payable only in shares of, or in subscription or other rights to acquire shares of, Class B Common Stock.

(6)     Dissolution, Liquidation or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to holders of shares of Preferred Stock, unless otherwise required by law, holders of shares of Common Stock shall entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.  The holders of the Class A Common Stock and the Class B Common Stock shall participate in such assets as if such classes constituted a single class of stock.  A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph A(6), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

B.     PREFERRED STOCK

(1)     General.  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences, limitations and relative rights, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1)     The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, subject to any limitation set forth in these Articles of Incorporation.

(2)     The Board of Directors shall have a minimum of three members and a maximum of fifteen members.  The number of directors may be fixed or changed from time to time, within the minimum and maximum, by a resolution adopted by a majority of the entire Board of Directors serving at the time of that vote.  No decrease in the number of directors shall shorten the term of any incumbent director.

(3)     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to any limitations imposed by these Articles of Incorporation, and any bylaw provisions adopted by the shareholders; provided, however, that no bylaws provisions hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such bylaws provisions had not been adopted.

(4)     The initial Board of Directors shall consist of the following individuals:

James L. Fox

Richard C. Kimball

Donald M. Labonte

Pamela G. Sheiffer

Kurt M. Swenson

Charles M. Waite

Frederick E. Webster, Jr.

The terms of all initial directors shall expire at the first shareholders' meeting at which directors are elected.

(5)     The directors shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  At the first shareholders' meeting at which directors are elected, the Class I directors shall be elected for a term that expires at the first annual meeting of the shareholders after such election; the Class II directors shall be elected for a term that expires at the second annual meeting of the shareholders after such election; and the Class III directors shall be elected for a term that expires at the third annual meeting of the shareholders after such election.  At each succeeding annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term that expires at the third annual meeting of the shareholders after such election.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be duly elected and shall duly qualify, subject, however, to prior death, resignation or removal from office.  Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office, and any other vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the directors then remaining in office, even if less than a quorum is present, or by a sole remaining director.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor and shall hold office until his successor shall be duly elected and shall duly qualify, subject, however, to prior death, resignation or removal from office.

(6)     A majority of the entire Board of Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in these Articles of Incorporation, the vote of a majority of such quorum shall be required in order for the Board of Directors to act.

(7)     Any director may be removed from office as a director, but only for cause, by the affirmative vote of shareholders who are entitled to cast at least two-thirds (66 2/3%) of the total number of votes entitled to be cast for the election of directors.

(8)     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders; the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the instrument creating such class or series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

SIXTH:  Special meetings of shareholders, for any purpose or purposes, may be called by (i) the Chairman of the Board of Directors (if there be one), (ii) the President of the Corporation, (iii) any Vice President of the Corporation (if there be one), (iv) the Secretary of the Corporation or (v) any Assistant Secretary of the Corporation (if there be one), and shall be called by any such officer at the request in writing of a majority of the Board of Directors, or upon the written demand of shareholders who are entitled to cast at least ten percent (10%) of the total number of votes to be cast on any issue proposed to be considered at the special meeting.

SEVENTH:  The initial Board of Directors shall adopt bylaws for the Corporation, containing provisions for managing the business and regulating the affairs of the Corporation.  The Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation, unless the shareholders in adopting, amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal the bylaw.  The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend or repeal the Corporation's bylaws. The bylaws of the Corporation also may be adopted, amended or repealed by the affirmative vote of shareholders who are entitled to cast at least two thirds (66 2/3%) of the total number of votes to be cast at an election of directors.

EIGHTH:  To the fullest extent now or hereafter permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action or failure to take action as a director.  Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

NINTH:  Meetings of shareholders shall be held within the State of Vermont, unless permitted by the bylaws of the Corporation to be held outside the State of Vermont.  The records of the Corporation may be kept within or outside the State of Vermont at such place or places as may be designated in the bylaws of the Corporation or otherwise designated from time to time by the Board of Directors, subject to any provisions of law requiring that certain records be kept at the Corporation's registered or principal office in the State of Vermont.

TENTH:  To the fullest extent now or hereafter permitted by law, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by one or more written consents describing the action taken, signed by the holders of at least a majority of all of the shares entitled to vote on the action, having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shares entitled to vote on the action were present and voted.

ELEVENTH:  The Corporation reserves the right to amend these Articles of Incorporation at any time to add, change or delete one or more provisions of these Articles of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation (and in addition to any other vote that may required by law), the affirmative vote of shareholders who are entitled to cast at least eighty five percent (85%) of the total number of votes to be cast, shall be required to amend these Articles of Incorporation to change or delete any provision of, or to add any provision inconsistent with the purpose and intent of, Articles FIFTH, SIXTH or SEVENTH, or this Article ELEVENTH, of these Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned incorporator has caused these Articles of Incorporation to be executed this 5th day of May , 2009.

By:/s/Laura A. Plude________________
Laura A. Plude, Incorporator
560 Graniteville Road
Graniteville, Vermont 05654